[DELOITTE & TOUCHE LETTERHEAD]

INDEPENDENT AUDITORS' CONSENT

To the Board of Directors of
W Holding Company, Inc.
Mayaguez, Puerto Rico

We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement No. 333-56502 of W Holding Company, Inc. on Form S-3 of our reports dated February 14, 2001, appearing in and incorporated by reference in the Annual Report on Form 10-K of W Holding Company, Inc. for the year ended December 31, 2000 and to the reference to us under heading "Experts" in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

August 1, 2001

Stamp No. 1754895
affixed to original.